UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 2, 2021
MOLECULIN BIOTECH, INC.
(Exact Name of Registrant as Specified in its Charter)

delaware	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5300 Memorial Drive, Suite 950, Houston, TX 77007
(Address of principal executive offices and zip code)

(713) 300-5160
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	MBRX	The NASDAQ Stock Market LLC

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2021, Moleculin Biotech, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc., as representative of the several underwriters named therein (the “Underwriters”) relating to an underwritten offering (the “Offering”) of 14,273,684 shares of the Company’s common stock, $0.001 par value per share. The public offering price of the common stock sold in the Offering was $4.75 per share, and the Underwriters severally agreed to purchase the shares of common stock from the Company pursuant to the Underwriting Agreement at a price of $4.42 per share. In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to 2,141,052 additional shares of common stock to cover over-allotments in connection with the Offering . The net proceeds to the Company from the Offering are expected to be approximately $62.9 million, after deducting the underwriting discount and estimated offering expenses payable by the Company, assuming no exercise of the underwriters’ option. The closing of the Offering is expected to take place on February 5, 2021, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Offering for planned clinical trials, preclinical programs, for other research and development activities and for general corporate purposes.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-235686), which became effective on April 9, 2020.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

In connection with the Offering, the Company agreed to a 90-day “lock-up” and the Company’s executive officers and directors agreed to a 90-day “lock-up” with respect to shares of Common Stock and other securities beneficially owned, including securities that are convertible into, or exchangeable or exercisable for, shares of Common Stock. Subject to certain exceptions, during the applicable lock-up period, the Company and its executive officers and directors may not offer, sell, pledge or otherwise dispose of the foregoing securities without the prior written consent of Oppenheimer & Co. Inc.

The foregoing description of the material terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Schiff Hardin LLP, counsel to the Company, relating to the securities offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events

On February 2, 2021, the Company issued a press release announcing that it had commenced the Offering. On February 3, 2021, the Company issued a press release announcing that it had priced the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 3, 2021, by and between the Company and Oppenheimer & Co. Inc., as representative of the several Underwriters named therein
5.1	Opinion of Schiff Hardin LLP
23.1	Consent of Schiff Hardin LLP (included in Exhibit 5.1).
99.1	Press Release dated February 2, 2021
99.2	Press Release dated February 3, 2021
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date: February 4, 2021

By:	/s/ Jonathan P. Foster
Jonathan P. Foster